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Exhibit 10.49

AMENDMENT NO. 6 TO BUSINESS LOAN AGREEMENT AND WAIVER

    This Amendment No. 6 to Business Loan Agreement and Waiver, dated as of November 30, 2001 (the "Amendment"), is between Media Arts Group, Inc., a Delaware corporation ("MAGI"), Lightpost Publishing, Inc., a California corporation ("Lightpost," and together with MAGI, each a "Borrower" and collectively the "Borrowers") and Bank of America, N.A. (the "Bank").

    A.  The Borrowers and the Bank have entered into a certain Business Loan Agreement dated as of October 27, 1999 as amended to date (the "Loan Agreement").

    B.  The Borrowers have requested that the Bank amend the Loan Agreement on the terms and conditions herein contained.

    C.  The Borrowers have requested that the Bank waive compliance by the Borrowers with certain provisions of the Loan Agreement, as more particularly described in this Amendment.

    D.  The Bank has agreed to amend the Loan Agreement on the terms and conditions herein contained. The Bank has agreed to waive compliance with the provisions described in paragraph C above, but on the terms and conditions herein contained.

    NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the Borrowers and the Bank do hereby mutually agree as follows:

AGREEMENT

    1.  Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Agreement.

    2.  Amendment.

      2.1 Section 1.1(a) of the Loan Agreement is amended by deleting this Section in its entirety, and by substituting the following therefor:

        "(a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is Fifteen Million Dollars ($15,000,000)."

      2.2 Section 1.1(d) of the Loan Agreement is amended by deleting this Section in its entirety, and by substituting the following therefor:

        "(d) Each Borrower agrees not to permit the outstanding Obligations (as such term is defined below) at any time to exceed the Credit Limit (as such term is defined below). Each change in the amount of the Credit Limit shall be effective five business days after receipt of the monthly financial statement required under Section 8.3(g) of this Agreement (and, if an accounts receivable aging report is provided by the Borrowers under Section 8.3(h) of this Agreement as of December 15, 2001, then the amount of the Credit Limit shall be changed effective two business days after receipt of such report). The Borrowers acknowledge and agree that as of the date hereof, the Credit Limit is Thirteen Million Five Hundred Seventeen Thousand Dollars ($13,517,000). If at any time the outstanding Obligations exceed the Credit Limit, then the Borrowers shall immediately prepay the line of credit or otherwise reduce the Obligations by an amount equal to such excess. For purposes of this Section 1.1(d), (i) "Obligations" means at any time the outstanding principal balance at such time of advances under the line of credit plus the outstanding amounts at such time of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed; and (ii) "Credit Limit" means at any time the lesser of (x) forty-five percent (45%) of the balance (net of applicable reserves) due on accounts receivable of the Borrowers, or (y) the Commitment. The computation of the Credit Limit shall be based on the balance due on accounts receivable of the Borrowers as shown on the most recent monthly consolidated financial statement of the

    Borrowers submitted pursuant to Section 8.3(g) of this Agreement, provided that if the Borrowers submit a special accounts receivable aging report under Section 8.3(h) of this Agreement as of December 15, 2001, then the computation of the Credit Limit shall be based on the balance due on accounts receivable of the Borrowers as shown in such report."

      2.3 Section 1.2 of the Loan Agreement is amended by deleting this Section in its entirety, and by substituting the following therefor:

        "1.2  Availability Period.  The line of credit is available between the date of this Agreement and January 15, 2002 (the "Expiration Date") unless any Borrower is in default."

      2.4 Section 1.3(a) of the Loan Agreement is amended by deleting this Section in its entirety, and by substituting the following therefor:

        "(a) Unless Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus two and one-quarter (2.25) percentage points."

      2.5 Section 1.5(a) of the Loan Agreement is amended by deleting this Section in its entirety, and by substituting the following therefor:

        "(a) The LIBOR Rate plus three and three-quarters (3.75) percentage points."

      2.6 Section 1.6(a)(iii) of the Loan Agreement is amended by deleting such Section in its entirety, and by substituting the following therefor:

          "(iii) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed the lesser of (A) Ten Million Dollars ($10,000,000) or (B) the amount of the Credit Limit at such time."

      2.7 Section 8.3 of the Loan Agreement is amended by adding the following paragraphs to the end of this Section:

        "(g) Within 30 days of the end of each month, commencing with the month ending on October 31, 2001, the Borrowers' monthly financial statements. These financial statements may be prepared by Borrowers. The statements shall be prepared on a consolidated basis. It is understood and agreed that compliance by the Borrowers with the financial covenants set forth in Sections 8.4 and 8.8 of this Agreement will be calculated at the end of each fiscal quarter of the Borrowers, and that the financial statements provided by the Borrowers under this Section 8.3(g) will not be used to determine such compliance.

        (h) Within thirty (30) days after the end of each month, commencing with the month ending on October 31, 2001, statements showing an aging and reconciliation of accounts receivable of each Borrower as of the end of such month. In addition, the Borrowers may (but are not required to) submit statements showing an aging and reconciliation of accounts receivable of each Borrower as of December 15, 2001."

      2.8 Section 11.1 of the Loan Agreement is amended by deleting this Section in its entirety, and by substituting the following therefor:

        "11.1  GAAP; Legal Requirements.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied, and in accordance with all applicable legal requirements (including, without limitation, all rules and regulations of the Securities and Exchange Commission)."

      2.9 The Loan Agreement is amended to provide that, effective as of the date hereof, (a) the Bank shall no longer accept any election for a LIBOR Rate Portion, and (b) at the end of the interest period applicable to any existing LIBOR Rate Portion, the interest rate applicable to the amount of such Portion will revert to the rate based on the Reference Rate under the Loan Agreement.

    3.  Waivers.

      3.1 Section 8.5 of the Loan Agreement requires the Borrowers to maintain on a consolidated basis an Adjusted EBITDA Debt Coverage Ratio of at least 1.50:1.0. The Borrowers have violated this covenant for the fiscal quarter ending September 30, 2001. The Bank hereby waives compliance by the Borrowers with Section 8.5 of the Loan Agreement for the fiscal quarter ending September 30, 2001; provided that the Borrowers have maintained on a consolidated basis an Adjusted EBITDA Debt Coverage Ratio for such quarter of at least 0.55:1.0.

      3.2 Section 8.6 of the Loan Agreement requires the Borrowers to maintain on a consolidated basis as of the end of each fiscal quarter of the Borrowers a minimum Adjusted EBITDA of at least Nineteen Million Dollars ($19,000,000). The Borrowers have violated this covenant for the fiscal quarter ending September 30, 2001. The Bank hereby waives compliance by the Borrowers with Section 8.6 of the Loan Agreement for the fiscal quarter ending September 30, 2001; provided that the Borrowers have maintained on a consolidated basis a Minimum Adjusted EBITDA for such quarter of at least Six Million Four Hundred Ninety Thousand Dollars ($6,490,000).

    4.  Representations and Warranties.  When the Borrowers sign this Amendment, each Borrower represents and warrants to the Bank that: (a) giving effect to this Amendment, except as previously disclosed by the Borrowers to the Bank, there is no event which is, or with notice of, or lapse of time, or both would be, a default under the Loan Agreement, (b) giving effect to this Amendment, except as previously disclosed by the Borrowers to the Bank, the representations and warranties of the Borrowers in the Loan Agreement are true on and as of the date hereof as if made on and as of said date, (c) this Amendment is within such Borrower's powers, has been duly authorized and does not conflict with any of such Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement or obligations by which such Borrower is bound.

    5.  Conditions.  This Amendment will be effective upon the occurrence of the following, in each case in a manner satisfactory to the Bank:

      5.1 Receipt by the Bank of this Amendment executed by each party hereto; and

      5.2 Payment by the Borrowers to the Bank of a fee in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00).

    6.  Release.  Each Borrower, for itself and each of its predecessors, successors, assigns, representatives, attorneys, agents, affiliates and any other person or entity who may in any fashion claim any interest in the subject matter hereof by, through or on behalf of any Borrower (collectively, the "Borrower Parties"), hereby forever, fully and irrevocably releases the Bank and each of its representatives, attorneys, agents, successors and assigns (collectively, the "Bank Released Parties") from any and all liabilities, claims, cross-claims, losses, demands, controversies, damages, debts, obligations, and causes of action of every kind and nature (including, without limitation, claims for damages, costs, expenses, and attorneys', brokers' and accountants' fees and expenses), whether known or unknown, suspected or unsuspected, in law or in equity, to the extent relating to actions, events or circumstances occurring or failing to occur in the period to and including the date of this Amendment in connection with or arising out of (i) any of the Obligations or the Loan Documents, and (ii) any and all transactions effected or actions taken or omitted pursuant to or in connection with the foregoing (collectively, the "Bank Released Claims"). Each Borrower, on its own behalf and for each other Borrower Party, hereby irrevocably agrees that each Borrower Party will refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Bank Released Party based upon any Bank Released Claim. Each Borrower, on its own behalf and for each other Borrower Party, acknowledges that it is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Borrower, on its own behalf and for each other Borrower Party, expressly waives, surrenders and agrees to forego any protection, rights or benefits to which they otherwise would be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the provisions of Section 1542 of the California Civil Code, which provide as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Borrower, on its own behalf and for each other Borrower Party, acknowledges that they may hereafter discover facts different from, or in addition to, those that they now believe to be true, with respect to all or any of the liabilities, claims, demands and causes of action herein released. Nevertheless, each Borrower, on its own behalf and for each other Borrower Party, agrees that the releases set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts. Each Borrower, on its behalf and on behalf of each Borrower Party, represents and warrants that (a) it understands and acknowledges the legal significance and consequences of a release of unknown claims and hereby assumes full responsibility for any injuries, damages, losses or liabilities that hereafter may occur with respect to the matters described herein, (b) none of the claims, rights, demands, liabilities, actions and causes of action herein re-leased has been assigned to any person or entity, (c) it has received independent legal advice with respect to the advisability of entering into this Amendment, and it is not entitled to rely upon and has not in fact relied upon the legal or other advice of any other party or any other party's counsel in entering into this Amendment, (d) it has carefully read this Amendment, it has had this Amendment fully explained to it by its attorney, and it is entering into this Amendment voluntarily, and (e) it has conducted an adequate investigation into the matters in respect to which this Amendment has been executed.

    7.  Effect of Amendment.  If any provision of this Amendment shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable to the extent possible, or, if not so possible, shall be deemed excised from this Amendment, as the case may require, and this Amendment shall be construed and enforced to the maximum extent permitted by law, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided that if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Amendment modify this Amendment so that, once modified, this Amendment will be enforceable to the maximum extent permitted by the laws in existence at the time of the requested enforcement. Except as specifically amended above, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed. The waiver contained above shall be limited precisely as written and relate solely to the items and times above. Nothing in this Amendment shall be deemed to (a) constitute a waiver of compliance by any Borrower with respect to any other term, provision or condition of the Loan Agreement or any other instrument or agreement referred to therein or (b) prejudice any right or remedy that the Bank may now have or may have in the future under applicable law or instrument or agreement referred to therein.

    8.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

BANK OF AMERICA, N.A.		MEDIA ARTS GROUP, INC.
By	/s/ John C. Plecque Name: John C. Plecque Title: Senior Vice President	By	/s/ Michael J. Catelani Name: Michael J. Catelani Title: VP-Finance
By	/s/ Ken Jones	LIGHTPOST PUBLISHING, INC.
	Name: Ken Jones Title: Senior Vice President	By	/s/ Michael J. Catelani Name: Michael J. Catelani Title: VP-Finance

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  Exhibit 10.49